EXHIBIT 99.2 - REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee reviews with the independent auditors, the Company’s Chief Financial Officer and the Company’s general counsel the results of the independent auditor’s annual report on the Company’s financial statements. The Audit Committee selects and engages the Company’s independent auditors and performs such additional functions as are necessary or prudent to fulfill the Committee’s duties and responsibilities and reports its recommendations and findings to the full Board of Directors.

The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed for adequacy on an annual basis.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended June 3, 2016 with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Public Accounting Oversight Board AU 380. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors their independence. The Audit Committee has also discussed with the management of the Company and the independent auditors, such other matters and received such assurances from them as deemed appropriate by the Audit Committee.

The Audit Committee has considered whether the provision of the non-audit services performed by Carr, Riggs and Ingram, LLC is compatible with maintaining Carr, Riggs and Ingram, LLC’s independence.

The Audit Committee recognizes the importance of maintaining the independence of the Company's independent registered public accountants. Consistent with its Charter, the Audit Committee has evaluated Carr, Riggs and Ingram, LLC's qualifications, performance, and independence, including that of the lead audit partner. In addition, Carr, Riggs and Ingram, LLC has provided the Audit Committee with a letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant's communications with the Audit Committee concerning independence and the Audit Committee has engaged in dialogue with Carr, Riggs and Ingram, LLC about their independence.

The Audit Committee reviewed, approved and ratified the related party transactions set forth and described in “Certain Related Party Transactions” included in the Annual Report.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on form 10-K for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors of Golden Enterprises, Inc.

Members of the Audit Committee: John S. P. Samford, Edward R. Pascoe, William B. Morton, Jr. and John S. Stein, III.